EXHIBIT 12
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                          NORTHWEST NATURAL GAS COMPANY

                    Computation of Ratio of Earnings to Fixed
                  Charges January 1, 1993 - September 30, 1998

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                                                                                                   Twelve
                                                                                                   Months
                                                                                                    Ended
                                                         Year Ended December 31,                   Sept 30,
                                         ----------------------------------------------------
                                           1993       1994       1995        1996       1997       1998
                                         ----------------------------------------------------------------
Fixed Charges, as Defined:
     Interest on Long-
      Term Debt ......................   $ 22,578   $ 21,921   $ 23,141   $ 23,176   $ 24,918   $ 27,366
     Other Interest ..................      1,906      2,473      2,252      3,448      4,500      4,986
     Amortization of Debt
      Discount and Expense ...........        775        850        882        865        730        698
     Interest Portion of
        Rentals ......................      1,701      1,697      1,764      1,798      2,111      2,111
                                         --------   --------   --------   --------   --------   --------
     Total Fixed Charges,
       as defined ....................   $ 26,960   $ 26,941   $ 28,039   $ 29,287   $ 32,259   $ 35,161
                                         ========   ========   ========   ========   ========   ========
Earnings,  as defined:
     Net Income ......................   $ 37,647   $ 35,461   $ 38,065   $ 46,793   $ 43,059   $ 39,753
     Taxes on Income .................     22,096     20,473     22,120     27,347     21,106     17,699
     Fixed Charges,
        as above .....................     26,960     26,941     28,039     29,287     32,259     35,161
                                         --------   --------   --------   --------   --------   --------
     Total Earnings,
        as defined ...................   $ 86,703   $ 82,875   $ 88,224   $103,427   $ 96,424   $ 92,613
                                         ========   ========   ========   ========   ========   ========
Ratio of Earnings to
 Fixed Charges .......................       3.22       3.08       3.15       3.53       2.99       2.63
                                         ========   ========   ========   ========   ========   ========
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